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Contact: Mike Majors, 972-569-3239

Globe Life becomes the Official Life Insurance
of the Dallas Cowboys

July 25, 2019, McKinney, TX – Globe Life And Accident Insurance Company, the country’s top volume issuer of life insurance policies, is excited to announce a new, multi-year relationship with the Dallas Cowboys. Globe Life is proud to be the Official Life Insurance of the Dallas Cowboys.

The sponsorship includes advertising and corporate events at both AT&T Stadium in Arlington, TX and The Star in Frisco, the Dallas Cowboys World Corporate Headquarters and Training Facility in Frisco, TX and special speaking engagements with key leadership from the Cowboys.

“We are thrilled to be associated with a global sports organization like the Dallas Cowboys and their owner Jerry Jones,” said Jennifer Haworth, Sr. Vice President, Marketing of Globe Life. “The Cowboys organization’s emphasis on giving back to the community aligns nicely with Globe Life’s community-focused efforts. This relationship complements what we are already doing in the sports marketing space and will enhance our agents’ sales and recruiting efforts by being associated with such a well-known sports team.”

“We are proud to designate Globe Life as the Official Life Insurance of the Dallas Cowboys,” said Dallas Cowboys Chief Operating Officer Stephen Jones. “Globe Life is a respected brand that fits well with our core values, and we’re happy to have them join our team.”

Globe Life is proud to partner with the Dallas Cowboys, the most valuable sports franchise in the world and the first team worth more than $5 billion, according to Forbes’ list of The World’s 50 Most Valuable Sports Teams of 2019.

Globe Life has additional sports marketing sponsorships, including naming rights for the Texas Rangers’ Globe Life Park in Arlington and Globe Life Field. Globe Life also serves as the supporting sponsor of the FC Dallas Special Olympics team in Frisco, TX.

About Globe Life:
Globe Life And Accident Insurance Company, a wholly owned subsidiary of Torchmark Corporation (NYSE: TMK), is the top volume issuer of ordinary individual life insurance policies in the United States (as reported by S&P Global Market Intelligence for 2004-2013 and 2015-2017) and has 4.2 million policyholders (as of 11/18). With $82 billion of insurance in force and an A+ (Superior) financial strength rating (as of July 2019) from A.M. Best Company, Globe Life is committed to helping our customers make tomorrow better. Visit online at www.globelifeinsurance.com.

About Torchmark Corporation:
No matter what tomorrow brings, you have protection when you need it most. Torchmark has helped protect this promise since our roots began in 1900.Torchmark is a member of the S&P 500 Index and is ranked #37 on the Dallas Morning News 2019 Top 150 D/FW Companies list. On July 24, 2019, Torchmark announced that as of Aug. 8, 2019, it will be renamed Globe Life Inc. (NYSE: GL) and will integrate a new brand alignment strategy for its subsidiaries to market insurance and maximize career opportunities.